Exhibit 99.1

Press Release

FOR IMMEDIATE RELEASE

SNRG Options Mining Interest

March 3, 2009 – SNRG Corporation (SNRG.PK) advises that a letter of intent for the acquisition of up to a 70% interest in Tianshui Yellow River Industry Co, Ltd (Tianshui) for a total purchase price of $7,000,000 USD has been assigned to the Company. Tianshui owns 100% of the mining rights for approximately 1.5 square kilometers located near Liangshuiquan, Wudu Area, Gansu Province, P.R. China.  The closing of the purchase is contingent upon satisfactory evidence of Tianshui’s reserves and the Company raising the funding required to complete the transaction.

“We believe that Tianshui is a good investment for the Company as we believe that we will be able to commence a program and hopefully resume production upon the closing of the planned purchase,” stated Mr. Ernest Brisbane, Vice President of SNRG.  Mr. Brisbane further stated, “The Company plans to conduct a drilling program to verify the reserves previously recorded by the Chinese government.”

“The Company is diversifying its business activities and investments,” according to Mr. Elroy Fimrite, President of SNRG, and “Tianshui is the first of a number of new initiatives we hope to invest in as we amend our business model.”

SNRG has been engaged in oil and gas production and is in the process of diversifying its holdings and terminating its activities in direct field operations. The Company plans to invest, incubate and harvest value increases in strategic business opportunities globally.

FORWARD-LOOKING STATEMENTS: This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 (the "Act"). In particular, when used in the preceding discussion, the words "believes," "expects," "intends," "will," "anticipated," “plans” or "may," and similar conditional expressions are intended to identify forward-looking statements within the meaning of the Act, and are subject to the safe harbor created by the Act. Except for historical information, all of the statements, expectations and assumptions contained in the foregoing are forward-looking statements that involve a number of risks and uncertainties. Actual results could differ from those projected in any forward-looking statements due to numerous factors. Such factors include, among others, the inherent uncertainties associated with oil and gas exploration; changes in reserve estimates if any; the potential productivity of our properties; changes in the operating costs and changes in economic conditions and conditions in oil and gas production and exploration and the unproven nature of alternative energy technologies and its commercial viability.  Although we believe that the beliefs, plans, expectations and intentions contained in this press release are reasonable, there can be no assurance those beliefs, plans, expectations or intentions will prove to be accurate. SNRG Corporation takes no obligation to update or correct forward-looking statements, and also takes no obligation to update or correct information prepared by third parties that are not paid for by the Company.

Contact:

D E Fimrite,
President
Telephone: 713-961-3200